Exhibit 99

For Further Information Contact:
Tony Deasey Celsion Corporation 410.290.5390 tony@celsion.com	General Info: Marilynn Meek Financial Relations Board 212-827-3773 mmeek@financialrelationsboard.com Investor Info: Susan Garland 212-827-3775 sgarland@financialrelationsboard.com

CELSION EXPANDS BOARD, APPOINTS NEW INDEPENDENT DIRECTOR

Columbia, MD – June 23, 2005: CELSION CORPORATION (AMEX: CLN) today announced that, upon the recommendation of its Nominating Committee, effective June 20, 2005, its Board of Directors has acted to increase from five to six the number of directors constituting the whole Board of Directors and to fill the resulting vacancy by electing Gregory Weaver (49) to the Board. The Board also appointed Mr. Weaver as a member of the Board’s Audit Committee.

Mr. Weaver is currently Vice President, Chief Financial Officer and Secretary of Nastech Pharmaceutical Company (Nasdaq: NSTK), a drug delivery company focused on intranasally delivered products and technologies. From 1999 to 2002 Mr. Weaver was Chief Financial Officer of Ilex Oncology Inc. (Nasdaq: ILXO), a cancer drug development company and oncology-focused contract research organization, and from 1996 to 1998 Chief Financial Officer of medical device manufacturer Prism Technologies. Previously, Mr. Weaver, a certified public accountant, held increasingly senior positions with Fidelity Capital and Harte-Hanks in the publishing industry. He began his career with Andersen LLP.

Weaver, who is an “Independent Director” under the rules of the American Stock Exchange and the Securities and Exchange Commission, was designated as a Class I Director and, therefore, his term will expire at the annual meeting of the Company’s stockholders in 2006.

Dr. Max Link, Chairman of Celsion’s Board of Directors said, “We have been looking to increase the number of outside directors for some time and are delighted that Greg has agreed to join our Board. His extensive experience both in financial matters and in life science businesses—two areas that are central to Celsion’s success—make him uniquely valuable to Celsion. We anticipate that his active participation in Board deliberations will add significantly to the depth and quality of our decision-making processes.”

Mr. Weaver earned his M.B.A. at Boston College and is a graduate of Trinity University in San Antonio, Texas.

ABOUT CELSION: Celsion Corporation, based in Columbia, Maryland, is a biotechnology company dedicated to the development and commercialization of treatment systems for cancer and other diseases using focused-heat energy, either administered alone, or in combination with other therapeutic devices, heat activated genes and heat activated drugs.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institute of Health, Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan-Kettering Cancer Center in New York City, Roswell Park Cancer Institute in Buffalo, New York, and Duke University. For more information on Celsion, visit our website: www.celsion.com.

Celsion Corporation 10220-L Old Columbia Road, Columbia MD 21046-2364 T 410.290-5390 F 410.290.5394

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

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Celsion Corporation 10220-L Old Columbia Road, Columbia MD 21046-2364 T 410.290-5390 F 410.290.5394